Registration No. 333-174419

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	4183	20-5339741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York, 14450

(585) 340-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Fletcher

Executive Vice President, General Counsel and Secretary

PAETEC Holding Corp.

4001 Rodney Parham Road

Little Rock, Arkansas 72212

(501) 748-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel L. Heard

Kutak Rock LLP

124 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

Tel: (501) 975-3000

Fax: (501) 975-3001

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

EXPLANATORY STATEMENT - DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (Registration No. 333-174419) filed by PAETEC Holding Corp., a Delaware corporation (the “Company”), on June 10, 2011. The Registration Statement registered warrants to purchase up to 600,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable under the PAETEC Holding Corp. 2011 Agent Incentive Plan and up to 600,000 shares of Common Stock issuable upon the exercise of such warrants. In addition, the Registration Statement registered up to 570,000 shares of Common Stock issuable upon the exercise of warrants outstanding under the PAETEC Holding Corp. 2009 Agent Incentive Plan and up to 243,433 shares of Common Stock issuable upon the exercise of warrants outstanding under the PaeTec Communications, Inc. Agent Incentive Plan, as amended and restated.

Effective on July 31, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Windstream Corporation, a Delaware corporation (“Windstream”), and Peach Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Windstream (“Merger Sub”). Pursuant to the Merger Agreement, on November 30, 2011, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Windstream.

As a consequence of the Merger, the Company has terminated all offerings of its securities under this Registration Statement. Accordingly, and in accordance with the undertakings made by the Company in this Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to this Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of this Registration Statement, and hereby removes from registration all securities that had been registered under this Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on this 8th day of December, 2011.

PAETEC HOLDING CORP.

By:	/s/ John P. Fletcher
Name:	John P. Fletcher
Title:	Executive Vice President, General Counsel and Secretary